                                                                   EXHIBIT 99.1


                        [ARM FINANCIAL GROUP, INC. LOGO]

ARM FINANCIAL GROUP REPORTS:

- 1997 PRO FORMA OPERATING EARNINGS UP 34% OVER 1996 AND FOURTH QUARTER 1997 UP 5% OVER 1996 SAME PERIOD

-  PRODUCT ENHANCEMENTS AND NEW PRODUCTS SUPPORT STRONG SALES GROWTH

-  MARTIN H. RUBY NAMED CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

- JOHN FRANCO, CO-CHAIRMAN AND CO-CEO, RETIRES; COMPANY PLANS RELATED ONE-TIME CHARGE IN THE 1ST QUARTER 1998


                                          HOLD For Release at: 2/11/98  7:50 am


Contact:
PETER RESNIK, TREASURER AND CORPORATE COMMUNICATIONS OFFICER
ARM FINANCIAL GROUP, INC.
(502) 582-7946
E-MAIL: CORPINFO@ARMFINANCIAL.COM

Louisville, KY, February 11, 1998--ARM Financial Group, Inc. (the "Company") (AMEX: ARM) (http://www.armfinancial.com) announced today that pro forma operating earnings for the fourth quarter of 1997 increased to $10.7 million, or 44 cents per share, from $9.9 million, or 42 cents per share, for the same period in 1996, an increase of 5% per share. For the full year of 1997, pro forma operating eazrnings increased to $36.3 million, or $1.51 per share, from $26.8 million, or $1.13 cents per share, in the same period in 1996, an increase of 34% per share.

The higher operating earnings in 1997 were parimarily attributable to an increase in both deposit growth from sales of retail and institutional products and ongoing asset/liability management for spread-based products.

During the second quarter of 1997, ARM Financial Group completed an initial public offering of its common stock. The Company raised approximately $79 million which is being used to strengthen the Company's existing capital base, to enhance the Company's retail market presence, to consolidate operating locations and for other corporate purposes, which may include acquisitions. For comparative purposes, ARM is reporting pro forma results to adjust for the impact of the initial public offering of common stock as if it had occurred at the beginning of each period presented.

Net income applicable to common shareholders was $9.6 million for the quarter, or 39 cents per share, compared with fourth quarter 1996 of $7.4 million, or 42 cents per share. For the full year of 1997, the net income applicable to common shareholders was $22.8 million, or $1.07 per share, which compares with 1996 full year of $18.6 million, or $1.06 per share. The full year of 1997 includes a one-time, non-cash stock-based compensation charge of $8.1 million as a result of the IPO and non-recurring charges of $6.7 million ($1.6 million in the 1997 fourth quarter), mainly relating to the previously announced relocation and consolidation of the Company's operating facilities from Columbus, Ohio to Louisville, Kentucky.

Total sales rose to $2,297.5 million, an increase of 111%, for the full year of 1997 from $1,088.2 million for the same period in 1996. Total sales reflect retail sales of $588.8 million, representing a 78% increase over the previous year's same period and institutional sales of $1,708.7 million, representing a 126% increase over the previous year's same period.

"Strong sales and earnings growth resulted from continued diversification and expansion in our retail and institutional business lines," said Martin H. Ruby, Chief Executive Officer of ARM.

He added that "the changing economic environment in 1997 emphasized the importance of the Company offering a well-balanced portfolio of products. In the fourth quarter, retail customers had greater interest in our variable annuity products, compared with the first half of the year when higher interest rates resulted in preferred interest in our guaranteed rate products."

Product innovation played a key factor for sales during the fourth quarter. In the retail market, ARM introduced enhancements to its multi-manager variable annuity product, PINNACLE, which offers indexed funds, along with a diverse selection of asset classes and managers and guaranteed rate options -- all in one product. ARM also broadened its institutional product lines and distribution channels in launching a new product in partnership with Bayerische Landesbank Girozentrale, one of the safest rated banks in the world. The product, which is initially for five years and renewable annually thereafter, received deposits of $500 million. The primary purchasers for this product are institutional money managers and money market funds.

For the fourth quarter of 1997, net investment spread increased to $22.6 million from $18.0 million in the previous year's fourth quarter. Net investment spread represents interest income earned on invested assets less interest credited on customer deposits. For the same periods, fee income increased to $7.1 million from $4.5 million, respectively. In addition, net income for the fourth quarter of 1997 includes net realized investment gains of $0.2 million compared to $3.2 million of net realized investment gains for the comparable period of 1996.

MARTIN H. RUBY NAMED CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

The Company also announced today that Martin H. Ruby fully assumes the role of Chairman of the Board and Chief Executive Officer, effective immediately. Since the Company was founded in 1993, Mr. Ruby has served with John Franco as Co-Chairman of the Board and Co-Chief Executive Officer.

Ruby indicated that the Company intends to remain focused on its key strategies of product innovation, delivering superior service, expanding sales and distribution channels and a disciplined approach to asset/liability and investment management.

JOHN FRANCO RETIREMENT ANNOUNCED

In addition, the Company announced that John Franco has retired as Co-Chairman of the Board and Co-Chief Executive Officer and as a member of the Board of Directors, effective immediately.

John Franco said, "ARM has grown rapidly and profitably since the Company's founding in 1993 and is well-positioned for future growth. I believe that ARM has successfully met the challenges of a start-up company and has a strong management team capable of building on the sound platform we have established. Now that ARM has matured to its current size, I believe this is the right time for me to step down."

According to Martin Ruby, "John and I co-founded this Company because we believe there are tremendous opportunities for growth in the long term savings and retirement industry. Since then, ARM has been successfully transformed from a start-up company to a full-fledged, publicly traded company with $6.9 billion in assets under management, over 300 employees and a market capitalization of over $500 million dollars. With our strategies in place, I feel that ARM is positioned to capitalize further on this success."

Ruby added "John's leadership played a critical role in developing ARM's key business strategies and a strong management team to direct the Company's future. I know that I speak for all when I extend a special thanks to John for his exceptional leadership, dedication, and commitment. He has earned the respect of everyone who has worked with him. We wish John and his family all the best in the years to come."

The Company also indicated that, as part of a retirement package for Mr. Franco, the Company in the first quarter of 1998 will take a one-time charge of approximately $3.8 million consisting of a $2.3 million non-cash item for vesting the unvested portion of stock options and a $1.5 million item for fulfilling remaining compensation agreements under his employment agreement.

ARM Financial Group, Inc. specializes in the asset accumulation business, providing retail and institutional customers with products designed to serve the growing long-term retirement savings marketplace. At December 31, 1997, the Company had $6.9 billion in assets under management. It provides annuities and guaranteed investment contracts through its insurance subsidiaries, Integrity Life Insurance Company and National Integrity Life Insurance Company; face-amount certificates through SBM Certificate
Company; and brokers support and products through its broker-dealer, ARM Securities Corporation.

The above statements include forward-looking statements. ARM cautions investors that any forward-looking statements are inherently uncertain and investors must recognize that actual results may differ from ARM's expectations. Numerous factors exist which in the future could cause results to differ materially from these expectations. These statements involve risks and uncertainties as detailed from time to time in ARM's filings with the Securities and Exchange Commission.

ARM FINANCIAL GROUP,INC.
SUMMARY FINANCIAL INFORMATION - 1997 AND 1996
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
                                                        Three Months Ended December 31,   Year Ended December 31,
                                                        -------------------------------   -----------------------
                                                              1997           1996              1997         1996
                                                        -------------------------------   -----------------------
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND WHERE NOTED)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Net investment spread                                       $ 22,622      $ 18,016         $ 82,561     $ 67,870
Fee income                                                     7,083         4,506           24,611       17,833
Other income and expenses
  (excluding non-recurring charges)                          (13,156)      (11,779)         (53,803)     (53,061)
Non-recurring charges:
    Stock-based compensation expense charge                        -             -           (8,145)           -
    Other                                                     (1,556)       (3,968)          (6,678)      (5,004)
Realized investment gains                                        165         3,239            3,192          907
                                                            --------      --------         --------     --------
Income before federal income taxes                            15,158        10,014           41,738       28,545
Federal income tax expense                                    (4,405)       (1,448)         (14,139)      (5,167)
                                                            --------      --------         --------     --------
Net income                                                    10,753         8,566           27,599       23,378
Dividends on preferred stock                                  (1,187)       (1,187)          (4,750)      (4,750)
                                                            --------      --------         --------     --------
Net income applicable to common shareholders                $  9,566      $  7,379         $ 22,849     $ 18,628
                                                            --------      --------         --------     --------
                                                            --------      --------         --------     --------

Pro forma operating earnings (1)                            $ 10,745      $  9,926         $ 36,343     $ 26,789
                                                            --------      --------         --------     --------
                                                            --------      --------         --------     --------

Per common and common equivalent share:
    Net income                                              $   0.39      $   0.42         $   1.07     $   1.06
                                                            --------      --------         --------     --------
                                                            --------      --------         --------     --------
    Pro forma operating earnings                            $   0.44      $   0.42         $   1.51     $   1.13
                                                            --------      --------         --------     --------
                                                            --------      --------         --------     --------

SELECTED DATA

Sales (in millions):
    Retail                                                  $  100.6      $  113.6         $  588.8     $  330.7
    Institutional                                              781.8         132.8          1,708.7        757.5
                                                            --------      --------         --------     --------
Total                                                       $  882.4      $  246.4         $2,297.5     $ 1,088.2
                                                            --------      --------         --------     --------
                                                            --------      --------         --------     --------


                                                                                  December 31,     December 31,
                                                                                      1997             1996
                                                                                  ------------     ------------
Total assets under management (in billions) (2)                                     $  6.9            $  4.8
                                                                                    ------            ------
                                                                                    ------            ------

(1) Pro forma operating earnings is defined as net income applicable to common shareholders, excluding, net of tax, realized investment gains and losses, non-recurring charges and income from defined benefit pension plan asset management operations which were sold and includes the net pro forma effect on earnings assuming the Company's initial public offering of common stock has occurred at the beginning of each period presented.

(2) Assets under management accepted both on and off the Company's balance sheet.

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Additional statistical information is available on the Company's web page
(http://www.armfinancial.com) or directly from the Company at (502) 582-7993

Contact: Peter Resnik
         Treasurer and Corporate
           Communications Officer
         (502) 582-7946
         e-mail: corpinfo@armfinancial.com